3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES PROVIDES PRELIMINARY FOURTH QUARTER
AND FULL YEAR 2013 RESULTS
PROVIDES 2014 OUTLOOK

BETHESDA, MD, FEBRUARY 5, 2014 -- LaSalle Hotel Properties (NYSE: LHO) today announced preliminary results for the fourth quarter and year ended December 31, 2013. The Company’s preliminary results are as follows:

	Fourth Quarter		Year-to-Date
	2013	2012	2013	2012
	($'s in millions except per share/unit data)
Portfolio excluding Park Central Hotel
RevPAR	$157.05	$149.24	$167.39	$158.48
RevPAR growth	5.2%		5.6%
Hotel EBITDA Margin	29.9%		32.3%
Hotel EBITDA Margin growth	142bps		84bps

Entire Portfolio (Including Park Central Hotel)
RevPAR	$163.96	$158.78	$167.62	$163.10
RevPAR growth	3.3%		2.8%
Hotel EBITDA Margin	30.6%		32.2%
Hotel EBITDA Margin growth	20bps		19bps

Total Revenue	$ 252.0	$ 215.7	$ 977.3	$ 867.1
EBITDA(1)	$ 68.0	$ 62.3	$ 290.0	$ 253.5
Adjusted EBITDA(1)	$ 72.9	$ 62.2	$ 300.1	$ 263.2
FFO(1)	$ 51.2	$ 41.4	$ 214.9	$ 169.6
Adjusted FFO(1)	$ 56.1	$ 41.3	$ 224.9	$ 179.3
FFO per diluted share/unit(1)	$ 0.50	$ 0.47	$ 2.20	$ 1.97
Adjusted FFO per diluted share/unit(1)	$ 0.55	$ 0.47	$ 2.31	$ 2.08
Net income attributable to common shareholders	$ 14.3	$ 10.0	$ 70.6	$ 45.1
Net income attributable to common shareholders per diluted share	$ 0.14	$ 0.11	$ 0.72	$ 0.52

(1) See tables later in press release, which list adjustments that reconcile net income to earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, funds from operations ("FFO"), FFO per share/unit, adjusted FFO and adjusted FFO per share/unit. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO and adjusted FFO per share/unit are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income later in this press release.

“We are very pleased with our results during the fourth quarter as well as the full year 2013,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Our portfolio delivered another year of excellent performance, achieving new portfolio records in average daily rate, occupancy, RevPAR and hotel EBITDA margins and we remain encouraged that there is still substantial room to grow.”

“Additionally, we had a very successful year as we made meaningful acquisitions in the high-barrier-to-entry, high-demand markets of San Francisco and Key West and further strengthened our balance sheet,” he continued. “Given the favorable supply and demand trends, we remain excited about 2014.”

2014 Outlook

The Company is providing its 2014 outlook, which is based on an economic environment that continues to improve and assumes no acquisitions and no capital markets activities. The Company’s RevPAR growth and financial expectations for 2014 are as follows:

Current Outlook
	Low-end	High-end
($'s in millions except per share/unit data)

RevPAR growth	5.0%	8.5%
Hotel EBITDA Margins	32.5%	33.5%
Hotel EBITDA Margin Change	0 bps	100 bps

Adjusted EBITDA	$ 320.0	$ 340.0
Adjusted FFO	$ 238.0	$ 259.0
Adjusted FFO per diluted share/unit	$ 2.28	$ 2.48
Capital Expenditures	$ 110.0	$ 130.0

Note: For comparison purposes, the RevPAR outlook for the portfolio excluding Park Central is 3.0 to 6.0 percent.

Other Assumptions

•	Casa Del Mar and Shutters on the Beach mezzanine loan is expected to be paid off in February 2014, resulting in EBITDA reduction of $6.3 million from 2013 to 2014; and

•	Income taxes increase to a normal run rate of $8.0 - $10.0 million.

First Quarter 2014 Outlook

Due to the difficult comparison resulting from the presidential inauguration in Washington, DC last year, the Company expects first quarter RevPAR to increase 2.0 percent to 5.0 percent.

Hotel Vitale

The Company is under contract to purchase the leasehold interest in Hotel Vitale in San Francisco, CA for $130.0 million. Hotel Vitale is a 200-room hotel located on the Embarcadero. Closing of this transaction is subject to City of San Francisco, as landlord, approving the assignment of the ground lease. The 2014 Outlook excludes this potential acquisition.

Earnings Call

The Company will release its final financial results for the Fourth Quarter 2013 after the market closes on Wednesday, February 19, 2014. The Company will conduct its quarterly conference call on Thursday, February 20, 2014 at 11:00 AM eastern time. To participate in the conference call, please dial (866) 598-9773. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 45 hotels and a mezzanine loan secured by two hotels in Santa Monica, CA. The properties are upscale, full-service hotels, totaling approximately 11,400 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.
# # #
Additional Contacts:
Bruce A. Riggins or Kenneth G. Fuller – 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES
Preliminary FFO and EBITDA
(in millions, except per share/unit data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to common shareholders	$14.3	$10	$70.6	$45.1
Depreciation	36.7	31.3	143.6	123.8
Amortization of deferred lease costs	0.1	0.1	0.4	0.4
Noncontrolling interests of common units in Operating Partnership	0.1	0	0.3	0.3
FFO	$51.2	$41.4	$214.9	$169.6
Pre-opening, management transition and severance expenses	5.3	0	7	1.4
Preferred share issuance costs	0	0	1.6	4.4
Acquisition transaction costs	0	0.4	2.6	4.5
Non-cash ground rent	0.3	0.1	1.3	0.5
Mezzanine loan discount amortization	(0.7)	(0.6)	(2.5)	(1.1)
Adjusted FFO	$56.1	$41.3	$224.9	$179.3
Weighted Average number of common shares and units outstanding:
Basic	101.9	87.5	97.3	86.1
Diluted	102.1	87.6	97.5	86.2
FFO per diluted share/unit	$0.50	$0.47	$2.20	$1.97
Adjusted FFO per diluted share/unit	$0.55	$0.47	$2.31	$2.08

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to common shareholders	$14.3	$10.0	$70.6	$45.1
Interest expense	15.0	14.5	57.5	52.9
Income tax (benefit) expense	(2.3)	2.1	0.2	9.1
Depreciation and amortization	36.8	31.5	144.0	124.4
Noncontrolling interests of common units in Operating Partnership	0.1	0.1	0.3	0.3
Distributions to preferred shareholders	4.1	4.1	17.4	21.7
EBITDA	$68.0	$62.3	$290.0	$253.5
Pre-opening, management transition and severance expenses	5.3	0	7.0	1.4
Preferred share issuance costs	0	0	1.6	4.4
Acquisition transaction costs	0	0.4	2.6	4.5
Non-cash ground rent	0.3	0.1	1.3	0.5
Mezzanine loan discount amortization	(0.7)	(0.6)	(2.5)	(1.1)
Adjusted EBITDA	$72.9	$62.2	$300.1	$263.2

Note: Totals may not foot due to rounding.

LASALLE HOTEL PROPERTIES
Preliminary Statistical Data for the Hotels
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Total Portfolio
Occupancy	75.0%	74.5%	79.2%	79.2%
Increase	0.7%		0.1%
ADR	$218.55	$213.14	$211.52	$206.03
Increase	2.5%		2.7%
RevPAR	$163.96	$158.78	$167.62	$163.10
Increase	3.3%		2.8%

Note:
This schedule includes operating data for all properties owned as of December 31, 2013 for the Company's period of ownership in 2013 and the comparable period in 2012. The above numbers exclude partial ownership for the month of August for Southernmost.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties, impairment write-downs and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization (excluding amortization of deferred finance costs) and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.